60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258

THIS LETTER SHOULD NOT HAVE BEEN NECESSARY.

My clients and I own about 700,000 shares of Dresdner RCM Global Strategic Income Fund (DSF). At last year's meeting, we asked the Board of Directors to take some meaningful action to narrow the discount which was then 20% from net asset value ("NAV"). They listened but did not act. Early this year, we submitted a proposal to open-end DSF. Since DSF announced a little more than three months ago that we would be submitting an open-ending proposal, the discount has narrowed significantly. You can vote for our open-ending proposal on the enclosed proxy card.

On August 17, 2000, DSF's stock price was $6.56 while the NAV was $7.45. If DSF was an open-end fund on that day your shares would have been worth about $0.89 per share (or 13.6%) more than they actually were. Open-ending will permanently eliminate the discount so that you will be able to redeem your shares at NAV at any time. On the other hand, if DSF remains a closed-end fund, there is nothing to prevent the discount from expanding to 20% or more. In its September 4, 2000 issue, Forbes called open-ending "the best thing that can happen" to a discounted closed-end fund.

Open-ending means a higher stock price for every shareholder of
DSF.   Yet, our managers oppose it.  Why?  A Dow Jones news
story a few years back revealed what we think is the reason: "It gives shareholders a way to get out at a profit, and so threatens the company's management fees." But what manager is going to admit that? Instead, ours have to borrow a trick from Tom Sawyer. Do you remember how Tom got his friends to whitewash Aunt Polly's fence? He tricked them into believing that it was fun, not a chore. Our managers and our Board are using a similar strategy to confuse shareholders. Think about it this way. If somebody offered to buy your shares at NAV today, would you like that? Of course you would! Well, if DSF open-ends, you can sell your shares at NAV at any time. Our managers can't deny that open-ending will increase the value of your shares so they need to convince you that you are better off with a stock worth $6.56 than one worth $7.45. We are betting that you are not as gullible as Tom Sawyer's friends.

Shareholders like you and I are the real owners of DSF and the directors are only our agents. That means they are supposed to carry out our wishes. While everyone has a right to an opinion, we think the Board should just open-end DSF if that is what the shareholders want. However, the Board has steadfastly refused to commit to open-end DSF even if the shareholders overwhelmingly vote for it. It is disappointing, to say the least, that our directors would rather spend shareholder money on a costly proxy fight than simply accept the will of the shareholders. That leaves shareholders who favor open-ending with no choice but to elect directors who will honor their wishes.

Why would our directors not want to open-end DSF? More importantly, how can they justify not acting if the shareholders vote to open-end? One reason may be that the Board's interests are not aligned with ours. Five directors including the Chairman own no shares at all. And, it's not as if they can't afford to buy any. Over the years, some of them have collected about $100,000 each in fees.

Also, six of the nine directors are over 70 years old. Three of them live outside the U.S. The Chairman of the Board is an 84-year old former Australian diplomat. Could it be that the directors are simply out of touch with the shareholders?

Interestingly, when DSF's shares were originally marketed, investors were assured that if the discount exceeded 10% in 1991, a self-tender offer at net asset value would be proposed. Our directors seem to have forgotten about that commitment to keep the discount in check even though it has been much wider in recent years. Worse, they now refuse to do anything regardless of what shareholders want. In light of their unwillingness to abide by the outcome of a democratic vote, what else can we do but elect more responsive directors? Therefore, to insure that your vote has meaning

THIS LETTER IS NECESSARY.

* * * * * * *

Since our open-ending proposal was publicly announced on June 15, 2000, the stock price has risen and the discount has closed from 20% to less than 10%. We think the discount narrowing is due in large part to publicity about our proposal. Whether that progress will continue by DSF open-ending or whether the discount will be allowed to expand in the future to 20% or more is now up to you.

If you think all of DSF's directors should own shares and should commit to eliminating the discount and achieving a higher stock price, you need to return the GREEN proxy card. If you have already returned the WHITE proxy card sent to you by the Board and you want to elect directors who are committed to taking action designed to enhance the value of your shares, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

							Yours truly,


Phillip Goldstein
Fellow DSF Shareholder







PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD
OF DIRECTORS OF DRESDNER RCM GLOBAL STRATEGIC INCOME FUND, INC.

ANNUAL MEETING OF SHAREHOLDERS (To be held on October 26, 2000)

My name is Phillip Goldstein. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on August 25, 2000 (the "Record Date") of Dresdner RCM Global Strategic Income Fund, Inc. (the "Fund"). I am soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Fund (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about October
6, 2000.

INTRODUCTION

There are three matters that the Fund has scheduled to be voted upon at the meeting:

1.	The election of three persons to serve as directors of the
Fund;

2.	The ratification of the selection of PricewaterhouseCoopers
LLP as the independent accountants of the Fund for the fiscal year ending October 31, 2000;

3.	A stockholder proposal recommending that the Fund be open-
ended.

I am soliciting a proxy to vote your shares FOR the election of Andrew Dakos, Glenn Goodstein and me as directors of the Fund and FOR the open-ending proposal. I am making no recommendation as to how your shares should be voted on the ratification of the selection of the Fund's independent accountants.

How Proxies Will Be Voted

All of the matters scheduled by the Fund to be voted on at the meeting are included on the enclosed GREEN proxy card. If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominees to the Board, FOR the open-ending proposal and TO ABSTAIN on the ratification of the selection of the Fund's independent auditor.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the meeting the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Fund's proxy statement for the quorum requirements and the voting requirements for each proposal.

Revocation of Proxies

You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The shareholder making this solicitation is Phillip
Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets in excess of $60 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit their shareholders.

As of September 15, 2000, I am deemed to be the beneficial owner of 701,353 shares of Common Stock of the Fund held in brokerage accounts by my clients and me, representing approximately 5.8% of the Fund's outstanding Common Stock.
Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

REASON FOR THE SOLICITATION

At the meeting, you will be able to vote on a proposal urging that the Fund be open-ended. Open-ending the Fund will eliminate any discount. My supporting statement and management's opposition statement are in the Board's proxy statement. The present board opposes open-ending and refuses to make any commitment to honor the shareholders' wishes -- even if the open-ending proposal receives overwhelming shareholder support. Therefore, we are conducting this solicitation in order to elect directors who are committed to abiding by the outcome of the vote on the open-ending proposal.

CERTAIN CONSIDERATIONS

In deciding whether to give me your proxy, you should consider the following:

If my nominees are elected, they will constitute a minority of the Board. Open-ending requires approval by the Board and the shareholders and no assurance can be given that such approvals will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with open-ending, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits of open-ending. While nothing in this life is certain, I believe that if the Fund open-ends, it is almost certain that the value of each share will be higher than it would be if it remains closed and trades at a significant discount to NAV.

I believe that all shareholders of the Fund will benefit from any actions taken to improve shareholder value or to reduce or eliminate the discount from NAV. However, my clients who hold shares of the Fund pay me fees. These fees are based upon a share of the profits each client earns and will be greater if the value of the Fund's shares increases.

ELECTION OF DIRECTORS (Proposal 1)

At the meeting, I will nominate the following persons for election as directors for a term expiring in 2003.

Name, Address, Age	Principal Business Occupation(s)
Phillip Goldstein (Age 55)
60 Heritage Drive
Pleasantville, NY  10570
	Since 1992, Mr. Goldstein has managed
investments for a limited number of clients
and has served as the portfolio manager and
president of the general partner of
Opportunity Partners, a private investment
partnership.  He was a director of Clemente
Strategic Value Fund from 1998 to 2000 and
was elected a director of The Mexico Equity
and Income Fund in February 2000 and The
Italy Fund in May 2000.
Glenn Goodstein (Age 37)
16830 Adlon Road
Encino, CA  91436	Since 1992, Mr. Goodstein has managed
investments for a limited number of clients.
Between 1988 and 1996, Mr. Goodstein held
several executive positions with Automatic
Data Processing.  He was elected a director
of The Italy Fund in May 2000.
Andrew Dakos (Age 34)
14 Mill Street
Lodi, NJ  07644	Private investor.  Vice President -- Sales,
UVitec Printing Ink, Inc. since 1997, Sales
Manager 1992-1997.


	As of September 15, 2000 Mr. Goldstein and Mr. Goodstein beneficially owned 701,353 shares and 68,000 shares of the Fund respectively. Mr. Dakos is a limited partner in a partnership that owns 363,050 shares.

Other than fees that may be payable by the Fund to its directors, none of my nominees have any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

RATIFICATION OF THE INDEPENDENT AUDITOR (Proposal 2)

	The incumbent board of directors has selected PricewaterhouseCoopers ("PwC") as the independent accountants of the Fund for the fiscal year ending October 31, 2000. On January 6, 2000, the Securities and Exchange Commission released a report that documented numerous violations by PwC of the Commission's independence rules. Without further information, I cannot make any recommendation with respect to the ratification of the selection of PwC. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to vote TO ABSTAIN on this matter.

A RECOMMENDATION THAT THE FUND BE OPEN-ENDED (Proposal 3)

	Forbes magazine recently said that open-ending is "the best thing that can happen" to a closed-end fund that trades at a discount. I strongly recommend that shareholders vote FOR open-ending. In the absence of contrary instructions, the proxies will vote FOR this proposal.

THE SOLICITATION

 I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund.
Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $25,000. As of September15, 2000, my expenses have been approximately $15,000. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: October 6, 2000


EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases of shares of Common Stock of the Fund within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner. (There have been no sales.) Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

1/8/99		4200
2/19/99		1000
2/22/99		2100
2/25/99		4900
3/2/99		3800
9/30/99		750
10/20/99	3000
10/22/99	10000
10/25/99	13100
10/26/99	2800
10/27/99	5500
10/29/99	8200
11/1/99		5000
11/2/99		11200
11/10/99	21100
11/15/99	7200
11/16/99	8000
11/17/99	18200
11/18/99	15700
11/19/99	2500
11/23/99	5000
11/24/99	3200
11/26/99	3500
11/29/99	1500
12/1/99		6700
12/2/99		13300
12/7/99		25000
12/9/99		7500
1/7/00		18000
1/13/00		12800
1/14/00		7600
1/25/00		4000
1/27/00		3700
2/23/00		13900
2/24/00		3900
2/25/00		7600
2/28/00		6600
3/3/00		2400
3/6/00		4200
3/7/00		9400
3/8/00		3400
3/9/00		7800
3/13/00		5000
3/15/00		5000
3/16/00		10000
3/17/00		12000
3/20/00		20800
3/22/00		14300
3/23/00		12100
3/27/00		20000
3/28/00		5000
3/30/00		11400
3/31/00		13600
4/3/00		9000
4/4/00		10000
4/6/00		2400
4/7/00		6600
4/10/00		22600
4/13/00		10000
4/14/00		3000
4/17/00		5000
4/19/00		8600
4/20/00		2300
5/4/00		7200
5/5/00		100
6/6/00		500
6/7/00		2600
6/12/00		8000
6/13/00		2000
6/26/00		14600
6/30/00		15000
7/3/00		13000
7/5/00		11200
7/7/00		5700
7/10/00		4200
7/13/00		16000
7/14/00		2000
7/31/00		5000
8/1/00		23400
8/2/00		2500
8/3/00		2400
8/4/00		4800
8/8/00		400
8/17/00		20000
8/18/00		2400
8/21/00		2600
8/22/00		2000
8/23/00		300

















PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
DRESDNER RCM GLOBAL STRATEGIC INCOME FUND, INC. BY PHILLIP
GOLDSTEIN

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 26, 2000

The undersigned hereby appoints Steven Samuels, Andrew Dakos, Glenn Goodstein, Rajeev Das and Phillip Goldstein, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Dresdner Global Strategic Income Fund, Inc. (the "Fund") to be held on October 26, 2000 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate
[  ].)

1.	ELECTION OF PHILLIP GOLDSTEIN, GLENN GOODSTEIN, AND ANDREW
DAKOS AS DIRECTORS.

FOR all of the nominees listed above [   ]
	WITHHOLD AUTHORITY  [   ]
(except as indicated to the contrary below) to vote for all of the nominees listed above

To withhold authority to vote for one or more nominees,
enter the name(s) of the nominee(s) below.
___________________________________________________________
___________________

2.	To ratify the selection by the Board of Directors of
PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending October 31, 2000:

FOR [   ]     	        AGAINST [   ]     	ABSTAIN [   ]
3.	A stockholder proposal recommending that the Fund be open-
ended.
FOR [   ]     	        AGAINST [   ]     	ABSTAIN [   ]
Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and For Proposal 3 and will abstain from voting on Proposal 2.
The undersigned hereby acknowledges receipt of Phillip
Goldstein's proxy statement dated October 6, 2000 and revokes any proxy previously executed.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)______________________________________	Dated:
_______________